Exhibit 3.203

LIMITED LIABILITY COMPANY AGREEMENT

of

QSAT FINANCIAL, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made as of the date below by between TASQ Technology, Inc. (“TASQ”) and POS Holdings, Inc. (“POS”), as the members (the “Members”) of QSAT Financial, LLC (the “Company”).

WHEREAS, the Company was formed by POS in Delaware on November 9, 1998 pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”).

WHEREAS, on December 28, 1998, QSAT Financial, LLC merged into the Company and the Company changed its name from QSAT, LLC to QSAT Financial, LLC.

NOW, THEREFORE, the Members hereby agree as follows:

1.                                       Name.  The name of the Company shall be QSAT Financial, LLC, or such other name as the Members may from time to time hereafter designate.

2.                                       Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth therefore in Section 18-101 of the Act.

3.                                       Purpose.  The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.  The Company shall have the power to engage in all activities and transactions which the Members deems necessary or advisable in connection with the foregoing.

4.                                       Offices

(a)                                  The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Members may designate from time to time.

(b)                                 The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The Members may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5.                                       Members.  The name and business or resident address of each Member of the Company are as set forth on Schedule A attached hereto.  The business and affairs of the Company shall be managed by the Members.  The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.  Each Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.  The execution by one Member of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

6.                                       Term.  The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 9 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.                                       Management of the Company.  Any action to be taken by the Company shall require the affirmative vote of Members holding a majority of the Limited Liability Company Interests of the Company (except as otherwise expressly provided herein).  Any action so approved may be taken by any Member on behalf of the Company and any action so taken shall bind the Company.

8.               Capital Contributions.  Members shall make capital contributions to the Company in such amounts and at such times as they shall mutually agree pro rata in accordance with profit sharing interests as set forth in Schedule A hereof (“Profit Sharing Interests”), which amounts shall be set forth in the books and records of the Company.

9.               Assignments of Member Interest.  A Member may not sell, assign, pledge or otherwise transfer or encumber (collectively, a “Transfer”) any of its Limited Liability Company Interest in the Company to any Person without the written consent of the other Members, which consent may be granted or withheld in each of their sole and absolute discretion.

10.         Resignation.  No Member shall have the right to resign from the Company except with the consent of all of the Members and upon such terms and conditions as may be specifically agreed upon between the resigning Member and the remaining Members.  The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

11.                                 Allocations and Distributions.  Distributions of cash or other assets of the company shall be made at such times and in such amounts as the Members may determine.  Distributions shall be made to (and profits and losses of the Company shall be allocated among) Members pro rata in accordance with each of their Profit Sharing Interests, or in such other manner and in such amounts as all of the Members shall agree from time to time and which shall be reflected in the books and records of the Company.

12.         Return of Capital.  No Member has the right to receive any distributions which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

13.                                 Officers.  The Company, and each Member on behalf of the Company, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Members), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director,” “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Members.

14.                                 Dissolution.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

Written consent of the Members; or

The occurrence of an event causing a dissolution of the Company under Section 18-801 of the Act, except the Company shall not be dissolved upon the occurrence of an event that terminates the continued membership of a Member if (i) at the time of the occurrence of such event there are at least two Members of the Company, or (ii) within ninety (90) days after the occurrence of such event, all remaining Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of one or more additional Members.

15.                                 Amendments.  This Agreement may be amended only upon the written consent of all of the Members.

16.                                 Miscellaneous.

(a)                                  The Members shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.   This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

(b)                                 This Agreement supersedes all prior limited liability company agreements.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of September 21, 2007.

TASQ TECHNOLOGY, INC., Member

By:	/s/ Joseph C. Mullin
Joseph C. Mullin, Assistant Secretary

POS HOLDINGS, INC., Member

By:	/s/ Joseph C. Mullin
Joseph C. Mullin, Assistant Secretary

SCHEDULE A

Name and Address of Members	Profit Sharing Interests

TASQ Technology, Inc.	99.5%
660 Menlo Drive
Rocklin, California 95765

POS Holdings, Inc.	0.5%
6200 South Quebec Street
Greenwood Village, Colorado 80111